Exhibit 99.1

Investor Contact: Larry P. Kromidas
(618) 258-3206

 News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES SECOND QUARTER EARNINGS
AND PREDICTS RECORD THIRD QUARTER OPERATING RESULTS

CLAYTON, MO, July 24, 2008 – Olin Corporation (NYSE: OLN) announced today that its sales for the second quarter of 2008 were $428.3 million, compared to $266.2 million in the second quarter of 2007.  Net income from continuing operations in the second quarter of 2008 was $35.5 million, or $0.47 per diluted share, compared to $21.9 million, or $0.29 per diluted share in the second quarter of 2007.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Chlor Alkali earnings improved 27% compared with the second quarter of 2007, which reflects the contributions and synergies of the Pioneer acquisition and improved pricing.  These favorable developments allowed the business to overcome lower volumes and higher costs, primarily for freight and electricity.  Winchester’s second quarter pretax earnings of $9.5 million represent a record second quarter for the business.  Winchester’s results reflect the combination of improved volumes and pricing.”

The second quarter 2008 results included $9.7 million of environmental expenses, which was approximately 90% higher than the first quarter 2008 level and approximately 70% higher than the expected third quarter 2008 level.  The increased level of environmental expenses in the second quarter 2008 primarily represented costs for remediation at a former manufacturing location.  Second quarter 2008 also included approximately $5 million of non-cash stock-based compensation expense, which reflected the positive performance of our stock during the quarter.  This level of expense was approximately twice the level experienced in the first quarter of 2008.  Second quarter 2008 results included a $0.8 million pretax pension curtailment charge associated with the transition of our McIntosh, Alabama chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.  Finally, our second quarter 2008 tax rate included approximately $0.8 million of favorable adjustments related to the resolution of prior period issues.

Third quarter 2008 earnings are projected to be in the $0.65 to $0.70 per diluted share range.  We expect that Chlor Alkali results will improve compared to the second quarter driven by higher operating rates and improved ECU netbacks.  The seasonal strength of the industrial bleach business is contributing to the higher operating rates.  Winchester results are expected to be in line with the results experienced in the first two quarters of 2008.  Finally, we expect environmental and pension expenses to decline in the third quarter compared to the second quarter.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the second quarter of 2008 were $312.2 million, compared to $166.4 million in the second quarter of 2007.  The increase reflects the combined impact of a 54% increase in chlorine and caustic soda volumes due to the acquisition of Pioneer, which occurred in the third quarter of 2007, and a 16% increase in combined chlorine and caustic soda prices.  These increases more than offset decreased volumes, excluding Pioneer, due to lower operating rates in the second quarter of 2008, compared to the second quarter of 2007.  The lower operating rates resulted from lower chlorine demand.  Chlor Alkali segment income during the quarter was $70.4 million, compared to $55.3 million in the second quarter of 2007.  The higher level of income reflects the higher volumes resulting from the inclusion of the Pioneer operations in the second quarter of 2008, the realization of cost synergies resulting from the integration of Pioneer, and higher selling prices, partially offset by higher electricity and distribution costs.

WINCHESTER

Winchester second quarter 2008 sales were $116.1 million, compared with $99.8 million in the second quarter of 2007.  The combination of higher selling prices and higher sales volumes were responsible for the increase.

Winchester segment income for the second quarter was $9.5 million, compared to $5.6 million in the second quarter of 2007.  The favorable impact of higher volumes and increased selling prices was partially offset by the continued increase in the cost of raw materials, including copper, lead, zinc, steel, and resins.

CORPORATE AND OTHER COSTS

In the second quarter of 2008, there was $3.6 million of income associated with the defined benefit pension plan recognized in the Corporate and Other segment.  This income amount is net of the $0.8 million curtailment charge associated with the transition of our McIntosh, Alabama chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.  Second quarter 2007 pension expense recognized in the Corporate and Other segment was $2.0 million.  The year-over-year change reflects the impact of the $100 million voluntary contribution made in May of 2007, the favorable 2007 investment returns, a 25-basis point increase in the discount rate, the impact of the plan freeze for salaried and non-bargained hourly employees that became effective January 1, 2008, and an increase in the amortization period for actuarial losses.

On a total company basis, defined benefit pension plan income for the three months ended June 30, 2008 was $1.9 million, compared to expense of $8.3 million in 2007.  The reduction in pension costs in 2008 was partially offset by higher defined contribution pension costs.  During the second quarter of 2008, total company pension expense related to defined contribution plans was $2.4 million, compared to $0.8 million in the second quarter of 2007.  The second quarter 2007 expense did not include any expenses related to the Pioneer employees added in the third quarter of 2007.

Second quarter 2008 charges to income for environmental investigatory and remedial activities were $9.7 million, compared to $7.0 million in 2007.  These charges related primarily to investigatory and remedial activities associated with former waste disposal sites and past manufacturing operations.

During the second quarter of 2008, other corporate and unallocated costs were $17.4 million, compared to $18.2 million in 2007.  The decrease was primarily the result of lower legal and legal-related expenses.  These expenses are primarily associated with legacy environmental matters and legal settlements.  This decrease was partially offset by the higher level of non-cash stock-based compensation expense reflecting the 32% appreciation in the stock price that was experienced during the quarter.

CASH FLOW

During the second quarter of 2008, cash and cash equivalents declined by $63.5 million.  This decline reflects the normal seasonal growth in receivables and inventory that occurs in both segments during the second quarter, and the impact on receivables of higher selling prices in both the Chlor Alkali and Winchester businesses.  Capital spending during the quarter was $40.5 million, of which approximately 50% was associated with the St. Gabriel chlor alkali facility conversion and expansion project.

DIVIDEND

On July 24, 2008, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on September 10, 2008 to shareholders of record at the close of business on August 11, 2008.  This is the 327th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s second quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Friday, July 25.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, housing, vinyls, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2008 - 15

Olin Corporation
Consolidated Statements of Income (a)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(In millions, except per share amounts)	2008	2007	2008	2007

Sales	$428.3	$266.2	$827.4	$521.7
Operating Expenses:
Cost of Goods Sold	347.3	211.9	661.3	418.3
Selling and Administration	35.6	32.8	68.9	64.0
Other Operating Income	0.5	0.2	1.1	0.2
Operating Income	45.9	21.7	98.3	39.6
Earnings of Non-consolidated Affiliates	11.0	12.2	19.1	20.3
Interest Expense	3.7	4.9	8.2	9.9
Interest Income	1.4	3.1	4.2	6.5
Other Income	0.2	0.1	0.3	0.2
Income from Continuing Operations before Taxes	54.8	32.2	113.7	56.7
Income Tax Provision	19.3	10.3	40.9	18.2
Income from Continuing Operations	35.5	21.9	72.8	38.5
Income from Discontinued Operations, Net	-	13.7	-	20.2
Net Income	$35.5	$35.6	$72.8	$58.7
Net Income Per Common Share:
Basic Income per Common Share:
Income from Continuing Operations	$0.47	$0.29	$0.97	$0.52
Income from Discontinued Operations, Net	-	0.19	-	0.28
Net Income	$0.47	$0.48	$0.97	$0.80
Diluted Income per Common Share:
Income from Continuing Operations	$0.47	$0.29	$0.97	$0.52
Income from Discontinued Operations, Net	-	0.19	-	0.27
Net Income	$0.47	$0.48	$0.97	$0.79
Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40
Average Common Shares Outstanding - Basic	75.0	73.8	74.8	73.7
Average Common Shares Outstanding - Diluted	75.4	74.2	75.2	73.9

(a) Unaudited.

Olin Corporation
Segment Information (a)

(In millions)
		Three Months		Six Months
		Ended June 30,		Ended June 30,
		2008	2007	2008	2007
Sales:
	Chlor Alkali Products	$312.2	$166.4	$600.5	$321.7
	Winchester	116.1	99.8	226.9	200.0
	Total Sales	$428.3	$266.2	$827.4	$521.7
Income from Continuing Operations before Taxes:
	Chlor Alkali Products (b)	$70.4	$55.3	$137.4	$98.5
	Winchester	9.5	5.6	19.5	13.7
	Corporate/Other:
	Pension Income (Expense) (c)	3.6	(2.0)	8.1	(3.5)
	Environmental Provision	(9.7)	(7.0)	(14.8)	(13.1)
	Other Corporate and Unallocated Costs	(17.4)	(18.2)	(33.9)	(35.9)
	Other Operating Income	0.5	0.2	1.1	0.2
	Interest Expense	(3.7)	(4.9)	(8.2)	(9.9)
	Interest Income	1.4	3.1	4.2	6.5
	Other Income	0.2	0.1	0.3	0.2
	Income from Continuing Operations before Taxes	$54.8	$32.2	$113.7	$56.7

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $11.0 million and $12.2 million for the three months ended June 30, 2008 and 2007, respectively and $19.1 million and $20.3 million for the six months ended June 30, 2008 and 2007, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses. Pension income for the three and six months ended June 30, 2008 included a curtailment charge of $0.8 million resulting from the conversion of our McIntosh, AL chlor alkali hourly workforce from a defined benefit pension plan to a defined contribution pension plan.

Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)
	June 30,	December 31,	June 30,
	2008	2007	2007

Assets:
Cash & Cash Equivalents	$186.4	$306.0	$230.5
Short-Term Investments	20.5	26.6	26.6
Accounts Receivable, Net	251.0	202.0	172.9
Inventories	150.8	106.7	105.6
Current Deferred Income Taxes	13.5	15.0	5.8
Other Current Assets	18.6	14.7	25.7
Current Assets of Discontinued Operations	-	-	375.7
Total Current Assets	640.8	671.0	942.8
Property, Plant and Equipment
(Less Accumulated Depreciation of $938.9, $912.6 and $887.5)	541.4	503.6	239.7
Prepaid Pension Costs	154.1	139.7	-
Deferred Income Taxes	33.9	26.3	135.9
Other Assets	69.2	58.9	18.9
Goodwill	301.9	301.9	-
Assets of Discontinued Operations	-	-	322.5
Total Assets	$1,741.3	$1,701.4	$1,659.8

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$-	$9.8	$8.3
Accounts Payable	159.3	150.6	88.0
Income Taxes Payable	2.0	3.1	37.0
Accrued Liabilities	219.0	244.7	154.6
Current Liabilities of Discontinued Operations	-	-	186.6
Total Current Liabilities	380.3	408.2	474.5
Long-Term Debt	248.7	249.2	242.5
Accrued Pension Liability	50.1	50.5	128.8
Other Liabilities	338.0	329.8	211.7
Liabilities of Discontinued Operations	-	-	2.7
Total Liabilities	1,017.1	1,037.7	1,060.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 75.4 Shares (74.5 and 73.9 in 2007)	75.4	74.5	73.9
Additional Paid-In Capital	761.6	742.0	730.8
Accumulated Other Comprehensive Loss	(154.1)	(151.2)	(301.1)
Retained Earnings (Accumulated Deficit)	41.3	(1.6)	96.0
Total Shareholders' Equity	724.2	663.7	599.6
Total Liabilities and Shareholders' Equity	$1,741.3	$1,701.4	$1,659.8

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
(In millions)

Six Months Ended June 30,	2008	2007
Operating Activities:
Net Income	$72.8	$58.7
Income from Discontinued Operations, Net	-	(20.2)
Earnings of Non-consolidated Affiliates	(19.1)	(20.3)
Stock-Based Compensation	3.0	2.5
Depreciation and Amortization	34.9	19.1
Deferred Income Taxes	(9.2)	(6.8)
Qualified Pension Plan Contribution	-	(100.0)
Qualified Pension Plan (Income) Expense	(7.1)	8.1
Common Stock Issued Under Employee Benefit Plans	2.2	1.7
Changes in:
Receivables	(49.0)	(37.5)
Inventories	(44.1)	(22.9)
Other Current Assets	(3.9)	(6.4)
Accounts Payable and Accrued Liabilities	(17.5)	(23.2)
Income Taxes Payable	(2.6)	35.0
Other Assets	1.5	0.9
Other Noncurrent Liabilities	9.9	9.1
Other Operating Activities	(3.3)	4.1
Cash Used for Continuing Operations	(31.5)	(98.1)
Discontinued Operations:
Income from Discontinued Operations, Net	-	20.2
Operating Activities from Discontinued Operations	-	85.5
Cash Provided by Discontinued Operations	-	105.7
Net Operating Activities	(31.5)	7.6
Investing Activities:
Capital Expenditures	(71.5)	(22.2)
Proceeds from Disposition of Property, Plant and Equipment	0.4	0.2
Proceeds from Sale of Short-Term Investments	-	50.0
Proceeds from Sale/Leaseback of Equipment	-	14.8
Distributions from Affiliated Companies, Net	4.9	11.6
Other Investing Activities	1.2	0.8
Cash (Used for) Provided by Continuing Operations	(65.0)	55.2
Investing Activities from Discontinued Operations	-	(10.6)
Net Investing Activities	(65.0)	44.6
Financing Activities:
Long-Term Debt Repayments	(9.8)	(1.1)
Issuance of Common Stock	4.3	8.1
Stock Options Exercised	10.8	0.8
Excess Tax Benefits from Stock Options Exercised	1.5	0.2
Dividends Paid	(29.9)	(29.5)
Net Financing Activities	(23.1)	(21.5)
Net (Decrease) Increase in Cash and Cash Equivalents	(119.6)	30.7
Cash and Cash Equivalents, Beginning of Year	306.0	199.8
Cash and Cash Equivalents, End of Period	$186.4	$230.5

(a) Unaudited.